Ex 99.1
ATWOOD OCEANICS, INC. ANNOUNCES ELECTION OF NEW DIRECTOR

Houston, Texas
September 3, 2009

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE: ATW) Houston-based International Drilling Contractor (the “Company”), announced today that on September 3, 2009, its Board of Directors elected Jack E. Golden as a director of the Company in accordance with the Second Amended and Restated By-Laws, as amended, with such election to be effective September 4, 2009.  Mr. Golden was elected to fill a vacancy on the Board of Directors, so that after the election of Mr. Golden, the Board of Directors will be seven members.

Mr. Golden, 60, resides in Spicewood, Texas.  Until his retirement in 2005, Mr. Golden was employed by British Petroleum (“BP”) from 1982 through 2005, where he served in various executive capacities including Group Vice President.  As Group Vice President, he directed significant portions of BP’s global exploration and production operations.  He is currently managing partner of Edgewater Energy Partners and is an advisor to the Board of Directors of Cobalt International, a private exploration and production company.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including: the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

Contact: Jim Holland
(281) 749-7804